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                                     FORM N-18F-1
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
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                         NOTIFICATION OF ELECTION PURSUANT TO
                                      Rule 18f-1
                       UNDER THE INVESTMENT COMPANY ACT OF 1940
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                                  PPM AMERICA FUNDS
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     The undersigned registered open-end investment company hereby notifies the
Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided, and to the extent required, by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits withdrawal of this Notification of Election.

                                      SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Chicago and the state of Illinois on September 11, 1998.

                                                 PPM AMERICA FUNDS



                                                 By: /s/ Mark D. Nerud
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                                                     Mark D. Nerud
                                                     Sole Trustee

Attest:  /s/ Mark B. Mandich
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         Mark B. Mandich
         Executive Vice President, PPM
         America, Inc.